FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

DRAFT FOR  DISCUSSION  PURPOSES

NATHAN'S FAMOUS, INC.
REPORTS  UNFAVORABLE COURT RULING

JERICHO, N.Y., October 18, 2010 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported that it had received an unfavorable ruling on a portion of the pending litigation with its licensee, SMG, Inc. in the Circuit Court of Cook County, Illinois.

As previously reported, Nathan’s has been engaged in litigation with SMG related to the License Agreement between them. The main issue in the case is whether Nathan’s is entitled to terminate the License Agreement. Although the trial has been completed, the Court has not yet ruled on that issue. However, as part of that litigation, SMG asserted various other claims relating to whether Nathan’s was entitled to receive financial benefit in connection with the sale of its proprietary seasonings to SMG.  Both Nathan’s and SMG filed motions for summary judgment on these other claims. On October 13, 2010, an Order was entered with the Court granting SMG’s motion.  As a result, Nathan’s may be liable for damages in an amount that it currently estimates to be $2,914,000 to $6,068,000.  Accordingly, Nathan’s expects to record a charge to earnings before taxes of $2.9 million in its second fiscal quarter ended September 26, 2010. A hearing to determine the exact amount of damages is scheduled for November 22, 2010.  Nathan’s does not expect the Court to issue a judgment with respect to the Order until such time as the Court issues its decision with respect to all of the issues pending in the litigation, including Nathan’s right to terminate the License Agreement.  At that time, Nathan’s will evaluate its available alternatives.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and four foreign countries through its restaurant system, foodservice sales programs and retail licensing activities. The Nathan’s restaurant system currently consists of 257 units, comprised of 252 franchised or licensed units and five company-owned units (including one seasonal unit). For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially are the following: the outcome of any appeals of the Court’s decision, the timing of any cash payment due under the judgment, and the tax impact of the judgment; the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements